Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637
August 8, 2016
Northern Trust Corporation 50 South LaSalle Street Chicago, Illinois 60603	Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

Re:	Northern Trust Corporation – Offering of Depositary Shares each representing a

1/100th Interest in a Share of Series D Non-Cumulative Perpetual Preferred Stock

Ladies and Gentlemen:

We have acted as counsel to Northern Trust Corporation, a Delaware corporation (the “Company”), in connection with the offering and sale of 500,000 depositary shares (the “Depositary Shares”), representing an aggregate of 5,000 shares (the “Preferred Shares”) of the Company’s Series D Non-Cumulative Perpetual Preferred Stock, without par value, with a liquidation preference of $100,000 per share, under the Registration Statement (as defined below), pursuant to the Underwriting Agreement, dated August 1, 2016 (the “Underwriting Agreement”), between the Company and Barclays Capital Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein. Each Depositary Share represents a 1/100th interest in a Preferred Share. The Preferred Shares and the Depositary Shares are collectively referred to herein as the “Securities.”

The Preferred Shares are to be deposited with Wells Fargo Bank, N.A., acting as depositary (the “Depositary”), pursuant to the Deposit Agreement, dated August 8, 2016 (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of receipts issued under the Deposit Agreement to evidence the Depositary Shares.

In rendering the opinions set forth herein , we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the registration statement on Form S-3 (File No. 333-197686) of the Company relating to the Securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on July 29, 2014, under the Securities Act of 1933 (the “Act”), allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(ii) the prospectus, dated July 29, 2014, which forms a part of and is included in the Registration Statement;

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in North America,

Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown LLP

Northern Trust Corporation

50 South LaSalle Street

Chicago, Illinois 60603

August 8, 2016

(iii) the prospectus supplement, dated August 1, 2016, relating to the offering of the Securities, in the form filed by the Company pursuant to Rule 424(b)(2) of the Rules and Regulations (the “Prospectus Supplement”);

(iv) an executed copy of the Underwriting Agreement;

(v) an executed copy of the Deposit Agreement;

(vi) an executed certificate evidencing 5,000 Preferred Shares registered in the name of the Depositary;

(vii) a form of depositary receipt registered in the name of Cede & Co., relating to 500,000 Depositary Shares (the “Receipt”);

(viii) the Certificate of Designation of Series D Non-Cumulative Perpetual Preferred Stock of Northern Trust Corporation, as filed on August 4, 2016 with the Secretary of State of the State of Delaware;

(ix) a copy of the Restated Certificate of Incorporation of the Company, as amended to the date hereof and currently in effect, as certified by the Secretary of the State of Delaware;

(x) a copy of the By-laws of the Company, as currently in effect, as certified by the Secretary of the Company; and

(xi) copies of certain resolutions of the Board of Directors of the Company approved on July 15, 2014 and April 19, 2016, certain resolutions of the Preferred Stock Committee thereof approved on July 29, 2016 and a written consent of the Preferred Stock Committee dated August 1, 2016, all as certified by the Secretary of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

As to certain factual matters, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering the opinions set forth herein, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto in accordance with their respective terms.

Mayer Brown LLP

Northern Trust Corporation

50 South LaSalle Street

Chicago, Illinois 60603

August 8, 2016

Subject to the foregoing, we are of the opinion that:

1. The Preferred Shares have been duly authorized and, when issued and delivered by the Company pursuant to the Underwriting Agreement and the Deposit Agreement against payment therefor, will be validly issued, fully paid and nonassessable.

2. The Receipt, when issued against the deposit of underlying Preferred Shares by the Company in respect thereof in accordance with the terms of the Deposit Agreement, will be legally issued and will entitle the holder thereof to the rights specified in such Receipt and in the Deposit Agreement.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware and the laws of the State of New York and we express no opinion with respect to any other laws.

We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K relating to the offering of the Securities, which is incorporated by reference into the Registration Statement, and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP